Exhibit 99.2

Yunhong Green CTI Ltd. Receives Non-Compliance Notification from Nasdaq Related to its Inability to file its 10-Q for the Period Ended March 31, 2024

Prior Auditor Suspended from Practicing, Requiring Additional Work to be Performed Prior to issuing 2024 Filings

LAKE BARRINGTON, IL, May 28, 2024 – Yunhong Green CTI Ltd. (Nasdaq: YHGJ) (“Yunhong Green CTI” or the “Company”), a leading manufacturer of custom film products, foil and latex novelty balloons, and flexible packaging products, today announced its receipt of a May 22, 2024 notice from The Nasdaq Capital Market indicating the Company’s non-compliance with Listing Standard 5250(c)(1), as the Company has not filed its 10-Q for the period ended March 31, 2024 as required.

As previously reported, BF Borgers CPA PC (BFB) was engaged as the Company’s independent registered public accounting firm until The Audit Committee selected Wolf & Company, PC as the Company’s independent registered public accounting firm as of April 1, 2024. On May 3, 2024, the Company became aware that BFB had agreed to be suspended from appearing or practicing before the SEC. Because of this, the Company may no longer use audit reports or consent from BFB in future filings. Without the 2023 audit report, the Company’s new auditors will need to perform procedures related to 2023 balances in order to be able to perform an effective review of required 2024 filings, including the Form 10-Q for the period ended March 31, 2024. The Company is working with its new audit firm to perform this work. Until this is completed, the Company will not be able to issue filings during 2024.

The Company must present its plan to regain compliance to Nasdaq no later than July 22, 2024, at which time the Nasdaq may grant an exception to later than November 18, 2024. If the Nasdaq does not accept the Company’s plan to regain compliance, the Company may appeal that decision to Hearings Panel. The Company intends to submit its plan to regain compliance no later than July 22, 2024.

About Yunhong Green CTI Ltd.

Yunhong Green CTI Ltd. is one of the leading manufacturers and marketers of foil balloons and produces laminated and printed films for commercial uses. Yunhong Green CTI also distributes balloon-inspired gift items and markets its products throughout the United States and in several other countries. For more information about our business, visit our corporate website at www.ctiindustries.com.

Company Contact:

info@ctiindustries.com

+ 1-847-382-1000